                                                                   EXHIBIT 10.12

                             THIS IS TO CERTIFY THAT

                                    MOTOROLA


                          LAND MOBILE PRODUCTS SECTOR,
                    RADIO PRODUCTS GROUP, MIDDLE EAST AFRICA
                                  HAS ASSIGNED


                               HUGO INTERNATIONAL

                                  to act as an

                          AUTHORISED MOTOROLA RESELLER

                                       in

                                    S.A.D.C.

                            /s/  ANDREAS KRUGER
                                 ANDREAS KRUGER
      DIRECTOR OF DISTRIBUTION, RADIO PRODUCTS GROUP MIDDLE EAST & AFRICA

1996                                                       MOTOROLA
                                                           Radio Products Group

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

                               RESELLER AGREEMENT


                                     between


                                MOTOROLA LIMITED


                                   Trading As
                                    Motorola
                           Land Mobile Products Sector
                                   (L.M.P.S.)
                              Radio Products Group
                                    (R.P.G.)


                            WITH A REGISTERED ADDRESS
                                       AT:


                                   Jays Close
                            Viables Industrial Estate
                                   Basingstoke
                                    Hampshire
                                     England
                                    RG22 4PD
                       (Registered Number 912182 England)


                              - HEREINAFTER CALLED
                                "MOTOROLA R.P.G."


                                       AND
                               Hugo International
                                6 Waterside Drive
                              Langley Business Park
                                     Langley
                                     Slough
                                     SL3 6EX


                             HEREINAFTER CALLED THE
                                   "RESELLER"


Concerning the right to sell the Products specified in Schedule A (hereinafter referred to as Products) hereto in the Area of prime market responsibility specified in the same Schedule. (hereinafter referred to as "Area").


A. DEFINITIONS


The following expressions shall have the following meanings unless the context otherwise dictates:

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

A1 "Area" means the area of prime market responsibility of the Reseller in which the Reseller may sell the products, such Area being defined in Schedule A hereto


A2 "Products" means those Motorola R.P.G. products referred to in Schedule A hereto


A3       "Reseller Criteria" means the criteria as set out in Schedule B hereto


A4 "Affiliate of Motorola" means any corporation ultimately owned or controlled, directly or indirectly by Motorola Inc. - USA


A5 "Resellers End Users" means the persons whether individuals partnerships or corporate bodies to whom the Reseller sells or hires the Products


A6       "Reseller" shall have the same meaning as expressed above


A7       "Motorola" means Motorola Inc and any Affiliate of Motorola


A8 "Effective Date" means the date this Agreement was signed by both parties


A9       "Value Added Resellers" shall have the meaning referred to in Schedule
         B hereto


A10 "Approved Resellers" shall have the meaning referred to in Schedule B hereto


B.       RECITALS



(1) WHEREAS Motorola is a producer of Radio Communication Products of international repute and is interested to engage a Reseller, to market and sell the Products primarily in the Area.



(2) WHEREAS the Reseller is interested to obtain the Products from Motorola for marketing and sale primarily in the Area. The Reseller will, without prejudice to its right to sell the Products elsewhere in Europe, put its sales and marketing effort and attention into the Area and recognises that its performance in the Area is key to Motorola.


The Parties hereto now agree as follows:

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section I Subject Matter of this Agreement.

                                    ARTICLE I

                                Entire Agreement

1.1 The entire Agreement between the parties shall consist of this terms of this Agreement together with Schedule A through D attached hereto and made part hereof the entirety of which supersedes all prior agreements or representations whether oral or written.


                                    ARTICLE 2

                                   Appointment

2.1 Motorola R.P.G. hereby appoints Reseller and the Reseller hereby accepts such appointment as a Reseller for Motorola R.P.G. branded Products. Motorola R.P.G. reserves the right to alter the Products, parts of the Products or the documentation if deemed necessary. The Reseller is aware of the existence of products, product groups and services of Motorola other than those in Schedule A and consents to limit this appointment solely to the Products.


2.2 The Reseller has satisfied the appropriate Reseller Criteria and will maintain this as a minimum standard; whilst also actioning any conditions stated therein.


2.3 Motorola R.P.G. reserves the right to appoint additional Resellers or to make direct sales itself or by any Affiliate of Motorola in the Area hence this Agreement is non-exclusive.


2.4 At its sole discretion Motorola R.P.G. may also without any notice modify the design or specifications of any Products or parts thereof. Products ordered will comply with relevant published specification as at the date of acceptance of order by Motorola R.P.G..


         Motorola R.P.G. does not warrant to the Reseller the continued availability of any of the Products, and the Reseller hereby expressly releases Motorola R.P.G. from liability for any loss or damage to the Reseller arising out of or by virtue of the failure of Motorola R.P.G. to accept or fulfil orders due to particular Product shortages or general Product unavailability however arising.


         In respect of spare modules, Motorola R.P.G. will endeavour to make available spare modules for a minimum period of five years from cessation of manufacture of the item to which a given spare module relates.

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.


                                    ARTICLE 3

                         LEGAL SITUATION OF THE RESELLER


3.1 The Reseller will buy and sell in its own name and for its own account. The Reseller will at all times act as an independent trader with regard to both Motorola R.P.G. and the Resellers End Users. The Reseller will use best endeavours to promote the sale of the Products in the Area without being authorised to act in the name of Motorola R.P.G. Nothing in this Agreement shall be deemed to create a joint venture or partnership.


3.2 The Reseller shall safeguard the interests of Motorola R.P.G. with due diligence of a responsible business and always keep Motorola R.P.G. informed of its activities as well as of the market conditions within its Area.


3.3      The Reseller shall, at its expense, during the term of this Agreement:


         (a) Operate within its prime area of responsibility; using its best efforts to promote the sale and/or hire of Products to End Users throughout the Area.


         (b) Maintain from time to time the facilities for and provide such installation and other services as may be required by End Users for the Products and conform to Motorola R.P.G.'s service and engineering instructions when providing such services on Products in order to attain End User satisfaction;


         (c) Maintain, as may be required by Motorola R.P.G. from time to time, software capability and maintain competent software personnel;


         (d) Maintain such test equipment and installation equipment which the Parties determine necessary to support the Resellers sales effort in the Area;


         (e) Maintain a suitable place of business in a suitable location or locations, as the market may require;


         (f) Maintain an adequate stock of Product literature for distribution to End Users as agreed from time to time between the Parties;


         (g) Furnish to Motorola R.P.G. information relating to orders, sales, sales values, service and inventory of Products and Product sales budgets and forecasts in such manner as Motorola R.P.G. may from time to time reasonably request;

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.


         (h) Furnish Motorola R.P.G. with detailed market analysis and reports with respect to the Area on a monthly basis. These reports shall be as specified in Appendix E of the Motorola R.P.G. Channel Strategy Document of 27 June 1 1997 or otherwise as agreed;


         (i)      Furnish Motorola R.P.G. with a copy of its audited accounts;


         (j) Subject to the conditions of this Agreement regarding use of trade names, trade marks and service marks of Motorola R.P.G. and its affiliates. Adequately display at its place of or places of business such identification with the Products as shall be appropriate to attract and promote sales;


         (k) Ensure that its appropriate personnel participate in the Reseller training sessions that may be offered from time to time by Motorola R.P.G. at such locations as Motorola R.P.G. may specify;


         (l) Maintain a sales organisation adequate to effectively promote the Products in the Area;


         (m) Without limitation on any obligation of the Reseller hereunder, co-operate with Motorola R.P.G. to establish and maintain the highest standards and reputation of the Products and comply with all reasonable suggestions offered by Motorola R.P.G. which Motorola R.P.G. deems appropriate for the stimulation of sales of Products;


         (n) Maintain adequate capability for system design and integration of the Products, as determined from time to time by Motorola R.P.G.; and offer these facilities to their End Users;


         (o) The Reseller shall be responsible for verifying that Products supplied under this Agreement have the relevant type approval required for sale and use. In the event that specific type approval is required for sale of Products by the Reseller then this shall be at the sole risk and expense of the Reseller;

                  and


         (p) Purchase the minimum quantity of Products as specified in Schedule A.

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.

                                    ARTICLE 4


                       CONDITIONS OF SALE AND OF DELIVERY


4.1 For any Products to be supplied by Motorola R.P.G., the Reseller shall issue a firm purchase order. For Reseller's placement of orders, the Reseller agrees to use Motorola R.P.G.'s standard order forms or an electronic format as first approved by Motorola R.P.G. (as may be amended from time to time), and that the terms of this Agreement shall govern the sale of Products to the Reseller. Such a purchase order is subject to acceptance in writing by Motorola R.P.G.. Orders are to be placed in accordance with Schedule A.


4.2 Shipping or delivery dates are best estimates only, unless an exception is specifically agreed by Motorola R.P.G. in writing. If an order is accepted by Motorola R.P.G. and if the requirements of clause 5.3. are met, then Motorola R.P.G. will notify the Reseller of the date of delivery. Motorola R.P.G. shall in no event be liable for losses direct, indirect or consequential, damages or penalties or any other loss caused by delay in delivery of the Products.


4.3 All Products and other items shall be supplied by Motorola R.P.G. "Ex Works" (Incoterms 1990) Motorola R.P.G. facility Swords, County Dublin, Ireland. All Products shall be packaged in accordance with Motorola R.P.G. proprietary specifications.


4.4 In the event of a delay or failure of the Reseller for reasons other than Force Majeure to accept delivery when tendered by Motorola R.P.G., or when tendered by the carrier, respectively, the Reseller shall, without prejudice to any other claims of Motorola R.P.G., reimburse to Motorola R.P.G. all additional costs arising from such delay or failure of the Reseller including but not limited to all transportation and storage costs.


4.5 Defects in Product packaging or any damage to the Products during transportation must be notified in writing to Motorola R.P.G. within fourteen (14) days after receipt of the Products. Thereafter, any claims resulting from defective packing of the Products or any claims for damage to the Products arising as a result of transportation will be excluded. Disposal of packing material is within the Resellers sole responsibility. The Reseller will hold Motorola R.P.G. harmless and shall fully indemnify Motorola R.P.G. for any claim under any regulation relating to disposal of waste.

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION II DUTIES OF THE RESELLER CONTINUED.

4.6 All Products supplied by Motorola R.P.G. shall remain Motorola R.P.G.'s property until full payment has been received for such products from the Reseller.


4.7 All sales and supplies of Motorola R.P.G. are made pursuant to Payment and Credit Terms as specified in Schedule A.


                                    ARTICLE 5

                               PRICES AND PAYMENTS


5.1 The sales prices and other payment and credit terms for the Products to be supplied by Motorola R.P.G. are listed in Schedule A.



5.2 All sums due to Motorola R.P.G. as invoiced by Motorola R.P.G. and shall be paid by the Reseller in Pounds Sterling.


5.3 The Reseller will either effect payment into Motorola R.P.G.'s bank account, or at Motorola R.P.G. discretion, Motorola R.P.G. will receive a written bank guarantee (letter of credit) or equivalent to Motorola R.P.G.'s satisfaction, assuring Motorola R.P.G. of the receipt of the funds in accordance with this Agreement.


5.4 In case of a delay in payment beyond that agreed in Schedule A for Products delivered and conforming to published specifications, all outstanding sums may, at Motorola R.P.G. discretion, carry automatic interest at a rate specified in Schedule A without prejudice to claims allowed for at Law or under this Agreement. Such interest shall accrue at a daily rate from the day the amount becomes due to the day cleared funds are received by Motorola R.P.G.


5.5 If doubts arise upon the solvency of the Reseller or his willingness to fulfil his payment obligation or because of non-compliance with payment obligations or subsequent deterioration in the financial condition of the Reseller , Motorola R.P.G. shall be entitled to suspend shipments of the Products or place Reseller on a cash with order basis, without any liability to the Reseller. In the event of action being taken under sub-clause 5.5 Motorola R.P.G. will inform the Reseller in writing of the reasons why such action has been taken.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.


5.6 In the event of a price change, the old prices continue to be valid for a period of one (1) month from the date of sending the notification by Motorola R.P.G. For outstanding orders of the Reseller, accepted by Motorola R.P.G. prior to the date of the notice of price change , prices shall remain fixed until fulfillment of respective open orders.


5.7 The Reseller is solely responsible for and shall pay all applicable fees, customs duties, assessments and taxes, in the Area, which may be assessed or levied by the government of any applicable jurisdiction and any department or subdivision thereof, as a result of the performance of this Agreement or against any of the Products ordered by the Reseller.


                                    ARTICLE 6


                      CONDITIONS OF RESALE BY THE RESELLER


6.1 The Reseller is appointed for the re-sale and/or hire of the Products, generally for their reselling, marketing and system's expertise. Accordingly, the prime responsibility expected of the Reseller by Motorola R.P.G. is efforts to promote the sale and/or hire Products to End Users throughout the Area.


6.2      The Reseller is free to fix his resale prices, without restriction.


6.3 The Reseller will sell the Products specified in Schedule A under the trademark of Motorola R.P.G. but otherwise is not entitled to use Motorola R.P.G.'s name or marks for his own use without the prior written consent of Motorola R.P.G..


         In the event that Motorola R.P.G. consents to the Reseller use of trade marks then such consent shall expire automatically when this Agreement ceases or terminates for any reason or in the event of written notice from Motorola R.P.G. that such approval is withdrawn.


6.4 The Reseller will sell, store, transport and advertise any Product supplied by Motorola R.P.G. in an orderly way and as required by law, taking into account all appropriate precautions.


6.5 The Reseller will, at his sole expense, provide to his End Users warranty services for the Products which will comply with all applicable warranty requirements of the Motorola R.P.G. standard Warranty Conditions and , as a minimum, compliant with the laws and competitive conditions of the Area.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.

                                    ARTICLE 7


                                 EXPORT CONTROL


7.1 The Reseller agrees to comply with all applicable Export regulations in respect of Products or technical data sold or supplied to the Reseller or other commercial transactions including but not limited to the provisions of Schedule C hereto.


7.2 Reseller agrees that violation of any provision of Article 7 shall entitle immediate termination of this Agreement by Motorola R.P.G.


                                    ARTICLE 8


                            PUBLICITY AND TRADE FAIRS


8.1 The Parties shall inform each other in good time and shall co-operate with participation in exhibitions or Trade Fairs in the Area as agreed from time to time.


                                    ARTICLE 9


                               PROPRIETARY RIGHTS

9.1 All Motorola names, logos, trademarks, designs, rights, copyright, software, firmware and all other intellectual property rights (IPRs) shall at all times remain the property of Motorola and nothing in this Agreement (unless expressly stated otherwise) will be deemed expressly or by implication to grant any rights whatsoever to the Reseller to use, exploit or otherwise deal with any such IPRs.


Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION II DUTIES OF THE RESELLER CONTINUED.



9.2 The Reseller agrees that it will not impair Motorola R.P.G.'s right, title or interest in its corporate name(s) or logo(s), or any part thereof, or to trademarks or trade names used on or in connection with Motorola R.P.G.'s Products and agrees that nothing herein shall grant to the Reseller any such right, title or interest in the same. The Reseller shall not encourage any practice which might be detrimental to the goodwill of Motorola, of Motorola R.P.G. or Motorola R.P.G.'s Products. Any brochures, advertising material, packaging or other material produced by the Reseller bearing the Motorola corporate signature and logo will be submitted to Motorola R.P.G. for approval for compliance with Motorola's corporate graphics standards.


9.3 Motorola R.P.G. agrees to defend, at its expense, any suits against the Reseller based upon a claim that any Product(s) furnished hereunder directly infringe a patent in the Area and to pay costs and damages finally awarded in any such suit, provided that Motorola R.P.G. is notified promptly in writing of the suit and at Motorola R.P.G.'s request and expense is given sole control of the suit and all requested assistance for its defence, and that the Reseller does not settle the dispute without the prior written consent of Motorola R.P.G.


         If such claim has occurred or is likely to occur, Motorola R.P.G. will, at Motorola R.P.G.'s option, procure for the Reseller, the right to continue marketing the Products or accept the return of the any stock of Products already supplied to Reseller and refund the aggregate payments paid therefor by the Reseller. The foregoing states the entire liability of Motorola R.P.G. to the Reseller for any such infringement.


         This indemnity does not extend to any suit based upon any infringement or alleged infringement of proprietary rights by the combination of any article supplied by Motorola R.P.G. with other elements if such infringement would be avoided by the sale or use of the article alone.


         The Reseller agrees to indemnify Motorola R.P.G. on reciprocal terms to those above in respect of proprietary rights infringement by any article or subject matter supplied by Reseller.


         Neither party shall be liable for incidental or consequential damages suffered by the other party as a result of any suit brought by a third party.


         The supply of articles hereunder does not convey any license, by implication, waiver or otherwise, under any proprietary rights of Motorola R.P.G. covering combinations of these articles with other elements.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Section II Duties of the Reseller.



9.4 Motorola R.P.G. has certain rights in Motorola R.P.G. software, firmware or other computer programs or data residing in the Products (hereinafter referred to collectively as "Software"), including without limitation the right to prepare works derived from the same in copies and distribute copies of the same. The Reseller shall not prepare works derived from, reproduce in copies or distribute copies of, any Motorola R.P.G. Software.


                                   ARTICLE 10


                                  FORCE MAJEURE


10.1 Neither of the parties shall be responsible for complete or partial non-fulfilment of any responsibilities under this Agreement (defaulting party) if this non-fulfilment is beyond the reasonable control of the defaulting party and/or which was not reasonably foreseeable by either party at the Effective Date, by way of example and not limitation this shall include delay in obtaining export and import licenses and acts and decrees of Government.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION III DUTIES OF MOTOROLA R.P.G.



                                   ARTICLE 13


                                    WARRANTY


13.      The following warranty provisions shall be as modified by Schedule A


13.1     MOTOROLA R.P.G. WARRANTY TO RESELLER:


         13.1.1 Motorola R.P.G. warrants that for a period of twelve (12) months from date of delivery of Products to Reseller. Products will be free from defects attributable to faulty design, materials and manufacture. Such warranty excludes deterioration/damage caused by wear and tear, misuse, abuse and operation/storage of Products outside of their Published operation/storage environment.


         13.1.2 In the event of claims arising under 13.1.1 above, Motorola R.P.G. will (at its option) repair or replace defective Products or refund the price paid for the product providing that such are returned prior to expiry of the warranty period, at the Reseller risk and expense, to Motorola R.P.G. nominated point of receipt on mainland UK.


13.2     RESELLER WARRANTY OBLIGATIONS TO THEIR END USERS:


         13.2.1 The Reseller is responsible for performing at its sole expense the Warranty services, as set out in Schedule A. to the their End Users. This obligation shall not relieve the Reseller of the liability to meet all statutory warranty obligations as applicable to the Area.


         13.2.2 In cases where the Reseller cannot fix any defect or fault, Motorola R.P.G. may supply factory or in-country support at an additional cost to be paid for by the Reseller, subject to negotiation. Motorola R.P.G.'s then current daily rate for staff supplied and travel shall apply, with the Reseller responsible for providing accommodation, meals and travel in-country.


                                   ARTICLE 14


                                    REMEDIES


14 Motorola R.P.G.'s entire liability whether in Contract or tort including negligence and the Reseller sole remedies in respect of any default are as set out in this Article.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION III DUTIES OF MOTOROLA R.P.G. CONTINUED



14.1 Motorola R.P.G. will accept liability without limitation for death or personal injury directly arising from Motorola R.P.G.'s negligence and insofar as liability is imposed on Motorola R.P.G. in accordance with the requirements of Applicable Law.


14.2 Motorola R.P.G. will accept liability for direct physical damage to tangible property of the Reseller to the extent it is caused by the negligence of Motorola R.P.G., up to a limit of pound sterling I million pounds Sterling in the aggregate, subject only to the limitations set out in 14.4 below.


14.3 Except in the case of any liability on the part of Motorola R.P.G. referred to in 14.1 and 14.2 above, Motorola R.P.G. total liability in respect of any one default shall not exceed 125% of the total purchase price of all the Products in respect of which Motorola R.P.G. is in default.



14.4 Except as provided in 14.1 above, Motorola R.P.G. shall not be liable for loss of profit, business revenue, goodwill, anticipated savings, special indirect or consequential losses even if foreseeable by, or in the contemplation of, Motorola R.P.G., or any claim made against the Reseller by any other person.


14.5 Except in respect of liability referred to in 14.1, no action arising out of, or in connection with, this Agreement shall be brought by either party more than two (2) years after the party concerned becomes aware, or should reasonably have become aware of the facts constituting the cause of action.


14.6 Except as expressly stated herein, all conditions, warranties, representations and undertakings implied, statutory or otherwise, are hereby excluded to the maximum extent permitted by law.


14.7 The Reseller hereby agrees that its liability to Motorola R.P.G. shall be the same as Motorola R.P.G.'s liability to the Reseller as set out in clauses 14.1 and 14.2 for those matters referred to in those clauses.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION IV DURATION OF THIS AGREEMENT.



                                   ARTICLE 15


                    EXPIRATION OF THIS AGREEMENT, TERMINATION


15.1 This Agreement shall be subject to the right of either party to terminate with one (1) months' written notice. This Agreement shall continue until terminated by either party.


15.2 Either party shall have the right to terminate this Agreement immediately by giving written notice of termination to the other party at any time during the bankruptcy, receivership, insolvency liquidation or dissolution of the other party, or upon the nationalisation, expropriation, or seizure of all or substantially all of the assets of the other party by any government or governmental agency or third party


15.3 Either party may terminate this Agreement upon any material breach of the terms and conditions of this Agreement by the other party by fourteen (14) days notice and if such breach is capable of remedy it has not been so remedied within thirty days.


15.4 Open bids and quotations expressly provided by Motorola R.P.G. to the Reseller, will remain valid for the period no event longer than ninety
         (90) days from the termination of this Agreement.


                                   ARTICLE 16


                     RIGHTS AND OBLIGATIONS UPON TERMINATION


16.1 On the expiration or termination of this Agreement, the Reseller shall return to Motorola R.P.G. the documents placed at his disposition by Motorola R.P.G. together with all other property owned by Motorola R.P.G.


16.2 Termination of this Agreement shall not impact any individual order executed prior to the effective date of termination between Motorola R.P.G. and the Reseller unless the termination was given as a result of default of the Reseller.


16.3 No claims for compensation can be lodged by reason of the termination of this Agreement, save where such claims are based on the breach of the provisions of this Agreement by one of the Parties or the default of one of the Parties.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION IV DURATION OF THIS AGREEMENT CONTINUED.


16.4 Any amount due and payable by one party to the other under this Agreement shall, with immediate effect, fall due for payment in the event of expiry or termination of this Agreement for any reason.

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION V FINAL PROVISIONS


                                   ARTICLE 17


                                 LAW APPLICABLE


17.1 This Agreement shall be governed and construed in accordance with English Law.


17.2 The parties hereby irrevocably submit to the exclusive jurisdiction of the English courts.


                                   ARTICLE 18


                                    LANGUAGE


18.1 The formal language of this Agreement and all related correspondence and legal proceedings shall be English unless agreed otherwise by both the Parties in writing.


                                   ARTICLE 19


                             ASSIGNMENT OF AGREEMENT


19.1 Any rights or obligations hereunder are non-assignable by the Reseller except with prior written approval of Motorola R.P.G. Motorola R.P.G. is entitled to assign and transfer its rights and obligations under this Agreement to present or future Affiliates of Motorola.


                                   ARTICLE 20


                                FINAL PROVISIONS


20.1 All modifications or amendments to this Agreement shall not be binding or incorporated into this agreement unless made in writing and signed by authorised representatives of both Parties, prior to the effectiveness.

         These representatives are at the date of this Agreement:

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION V FINAL PROVISIONS CONTINUED.


         Motorola R.P.G.
         as advised from time to time.

         Hugo International
         As at date of Agreement authorised representative shall be: Dave Foden Address as per page 1 of this Agreement.



20.2 If any provision of this agreement is found by any court or competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall be given effect so far as is possible. Notwithstanding the foregoing the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.


20.3 Both parties will refrain from any activities which are illegal, unethical or which might bring either Party into disrepute or which constitute or could be made to be a serious conflict of interest or which might reasonably give the appearance of impropriety.


         Both parties will co-operate fully in any investigation or evaluation of such matters. Breach of this clause by either Party will entitle the other Party, not in breach to terminate this Agreement immediately by written notice.


                                   ARTICLE 21


                                    SCHEDULES

The following Schedules are attached hereto and made a part hereof:

Schedule A -     Products, Sales Prices, Discounts, Area, Warranties etc.

Schedule B -     Reseller Criteria.

Schedule C -     Export Control.

Schedule D -     Master International Radio Service Software Licence Agreement.

If there is a conflict between the terms of this Agreement and the Schedules then the terms of this Agreement shall prevail.

Motorola              Private and Confidential Rev 2.1             28 July 1997
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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SECTION V FINAL PROVISIONS CONTINUED.




Motorola LIMITED trading as                   Hugo International
 -  L.M.P.S. Distribution
Radio Products Group

By: /s/ Roger Ingleby                         By: /s/ D. W. Foden
    ------------------------------               ------------------------------
Printed Name: Roger Ingleby                   Printed Name: D. W. Foden
             ---------------------                          -------------------
Title: Director of Distribution               Title: M.D.
       ---------------------------                   --------------------------
Date: 1 September 1997                        Date:
         (Effective Date of Agreement)             ----------------------------

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                    Motorola RPG U.K. Reseller Agreement



To the Reseller Agreement between Motorola Limited and Hugo International Dated 28, July 1997

(a) Applicable entity within Motorola

     This Schedule applies only to: Motorola Land Mobile Products Sector Radio Products Group.

     It is not valid for Motorola LMPS Radio Parts & Services Group, (RPSG) or Radio Network Services Group (RNSG) and Network Service Division (NWSG) or any other part of Motorola's business.

(b) Products

     Products shall mean the products as listed and on condition of meeting the provisos in Appendix A of the Motorola R.P.G. Channel Strategy Document of 27 June 1997 as amended from time to time.

(c) Prices and Discount Levels.

     The discounts from the Suggested End User price in the Motorola R.P.G. Dealer manual, are as listed in Section 13 of the Motorola R.P.G. Channel Strategy Document of 27 June 1997 as amended from time to time.

     Motorola R.P.G. reserves the right to vary discount levels and/or list price levels at its sole discretion by one (1) months written notice.

(d) Area.

     The prime area of responsibility of the Value Added Reseller and Approved Reseller categories is to re-sell and/or hire Products to End Users within the United Kingdom.

(e) Orders.

     Orders for Products under this Agreement must be sent to

     Motorola Limited
     Victory House
     3 Fleetwood Park
     Barley Way
     Fleet
     Hampshire
     GU13 8US

     as amended from time to time by Motorola R.P.G.

     In recognition of the sales discounts offered, the minimum order value shall not be less than L150 excluding Value Added Tax, as amended from time to time.

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SCHEDULE A



(f)      Payment and Credit Terms.


         Payment shall be made by Reseller in accordance with the terms of this Agreement to Motorola Limited in Pounds Sterling and paid into a Bank account to be advised.


         Motorola R.P.G. reserve the right to vary banking details upon one (1) months written notice.


         Motorola R.P.G. may, at its sole discretion, issue and maintain a line of credit to the Reseller for purchases under this Agreement. The level of this credit line to be the reviewed by Motorola R.P.G. from time to time and such review to be based upon the written forecasts of business provided by Reseller, the Resellers audited accounts and Motorola R.P.G.'s opinion of the general financial condition of the Reseller from time to time.


         The credit limit as at the Effective Date is pound sterling 100,000 including Value Added Tax, and the payment terms are 30 days net. These may be varied from time to time by the finance department of Motorola R.P.G. This credit limit to represent the maximum aggregate value of credit given by Motorola Limited to the Reseller for the UK account.


         Invoices will be issued by Motorola Limited from the address listed in
         (e) above.


         Payment is the essence of this contract


         Payment Conditions:


         Set and reviewed by Motorola R.P.G. finance department from time to time.


(g)      WARRANTY


         Will be as stated in the Warranty section of the Motorola R.P.G. Dealer Manual as amended from time to time.


(h)      MINIMUM SALES VALUE.


         The Reseller shall during each calendar year after the Effective Date, up to the date of termination or expiry, place orders for the minimum value excluding Value Added Tax as listed below;

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MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

          Value Added Resellers pound sterling 250,000
          Approved Resellers pound sterling 100,000


SCHEDULE B



To the Reseller Agreement between Motorola Limited and Hugo International Dated 28 July 1997

The Criteria for Value Added Reseller and Approved Reseller is as listed in Sections 4 and 5 of the Motorola R.P.G. Channel Strategy Document dated 27 June 1997.


Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                    Motorola RPG U.K. Reseller Agreement

Schedule C

     To the Reseller Agreement between Motorola Limited and Hugo International Dated 28 July 1997

     This Schedule applies to: Motorola Land Mobile Products Sector Radio Products Group.

Export Control Regulations(7/94)

     Motorola Radios, Parts, Software and Technical Data was US. products. Therefore they are subject to US. Export Control Regulations. The Product offered are not subject to individual License Validation but are covered by US General Distribution License.

     Not by way of limitation, other restriction to be considered are listed for your information:

________________________________________________________________________________


          1. Because of embargoes imposed by the US. and the United Nations the following countries as at Effective Date of Agreement may not be delivered with Motorola products (either directly or indirectly):
              Libya, Syria Iran, Sudan, North Korea and Cuba.

          2. The US. Government maintains a "Table of Denial Orders" (TDO) containing embargoed enterprises and individuals. You may not supply to such enterprises or individuals. Copy of the TDO is available from Motorola upon request.

          3.  Restricted also are involvement's in the following end uses:

              * Nuclear related activity (i.e. power, fuel, research, weapons)

              *  Chemical or Biological Weapons

              *  Missile Technology

              All orders for these end uses require license approval even for Motorola standard radios.

     Willful violations of Export Regulations can lead to legal action and severe penalties and will automatically terminate this Agreement without liability on the part of Motorola.

     This information is not to make your business more difficult; to the contrary we, as your partner feel obliged to help you avoiding any violations.

     Export Control Regulations naturally change often. If you intend to export Motorola products we recommend the latest provision is requested.

     In addition to the above the Reseller shall comply with export control legislation applicable in the Area.

MOTOROLA                                  Motorola RPG U.K. Reseller Agreement

Schedule D

To the Reseller Agreement between Motorola Limited and Hugo International Dated 28 July 1997

(a) This Schedule applies only to: Motorola Land Mobile Products Sector Radio Products Group.

(b)  Master International Radio Service Software Licence Agreement

     This Agreement between Motorola Limited (herein after referred to as "Motorola") and the Reseller (herein after referred to as "Licensee") becomes effective as of the date of signature of this below by Motorola.

     Licence:

     Motorola hereby grants to Licensee a personal, non-exclusive, non-transferable, licence to use Motorola's Radio Service object code software (the "Software"), any supplements, or any updates to any item of such Software and any other standard object code software, documentation and materials provided by Motorola to Licensee in connection with the Software solely for the purposes of diagnosing malfunctions in, making repairs to, and creating radio profiles for, re-programmable radio equipment models serviced by the Software and solely for use on one computer at a time.

     Licensee must:

     a.   not make any copies of the Software except for backup purposes;

     b.   not disclose the Software to any third party;

     c.   not disassemble, decompile or otherwise reverse engineer the Software;

     d. pay all taxes, duties and other assessments on the Software or its licence of use, resulting from this Agreement or on any amount payable; and

     e. comply with all export laws and regulations applicable with the respect to the Software provided hereunder:

     In the event of a default in the performance of any of Licensee's obligations under this Section 1, Motorola may terminate the licence for an item of Software and at any time terminate this Agreement, repossess the Software, and pursue any available legal or equitable remedies.

MOTOROLA                                 Motorola RPG U.K. Reseller Agreement


Schedule D continued


     Charges and payment:

     Licensee agrees to pay in respect of each item of Software, a one-time, lump-sum, licence charge in effect on the day Licensee's order is fulfilled. Each such charge shall be due and payable to Motorola upon issue of invoice.


     Software warranty disclaimer:

     For a period of six (6) months from the issue of the software, Motorola warrants that the software complies with recognised programming principles and is technically usable having due consideration to the state of the technology at the time of its creation.

     Motorola does not warrant merchantability and fitness for a particular purpose.

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

SCHEDULE D CONTINUED


         Should the software not comply with the warranted principles, Motorola will, at its own choice and cost, replace the software media or provide a new software release or, if these alternatives are not feasible or economically unproportional, Motorola will take back the software against reimbursement of the licence fee.

         The warranty shall not apply, if the Licensee or a third party have changed or reprogrammed (parts of) the software or if the software was used under other than the specified operating conditions.

         Limitation of liability:

         Motorola's entire liability to Licensee and Licensee's sole and exclusive remedy for damages concerning performance or non-performance by Motorola under or in relation to this Agreement shall be limited to the payment by Motorola of actual damages not to exceed the total licence charge paid by Licensee for the item of software that caused the damages or is the subject matter of or is directly related to such claim.

         In no event shall Motorola be liable for indirect, special, incidental or consequential damages (including without limitation loss of use, time or data, inconvenience, commercial loss, lost profits or savings) to the full extent such may be disclaimed by law or for any claim against Licensee by any other party.

         General:

         This Agreement shall be governed by and construed in accordance with Applicable Law. No presentation or promise relating to and no amendment of this Agreement shall be binding unless it is in writing and signed by both parties. The terms and conditions of this Agreement shall prevail over the terms and conditions of any order submitted by Licensee. No waiver by a party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement. In the event that any of the provisions contained in this Agreement are held to be unenforceable, this Agreement shall be construed without such provisions. Any action of any kind by Licensee arising as a result of this Agreement, must be commenced within the minimum period of time which parties may by Agreement lawfully agree upon under applicable law as the period within such action must be commenced or within one (1) year from the date this right, claim, demand or cause of action shall first accrue, whichever is the longer.

Motorola              Private and Confidential Rev 2.1             28 July 1997

MOTOROLA                                   MOTOROLA RPG U.K. RESELLER AGREEMENT

Motorola LIMITED trading as                    Hugo International
 -  L.M.P.S. Distribution
Radio Products Group

By:  /s/ Roger Ingleby                         By: /s/ D. W. Foden
    ------------------------------               ------------------------------
Printed Name: Roger Ingleby                    Printed Name:  D. W. Foden
              --------------------                          -------------------
Title: Director of Distribution                Title:  M.D.
       ---------------------------                    -------------------------
Date: 1 September 1997                         Date:
                                                      -------------------------

Motorola              Private and Confidential Rev 2.1             28 July 1997